Exhibit 10.39

June 19, 2018

Dear Nate,

Congratulations on your promotion to the role of Leader, General Counsel. Your external/ business card title is Senior Vice President, General Counsel and Corporate Secretary. Your commitment and dedication to your work and the continued success of NuVasive sets an example for our Shareowners and is instrumental in our efforts to transform spine surgery and change lives. In this role you will report to me, Greg Lucier, Chairman and CEO. We would like for you to begin your role in this capacity on June 29, 2018.

I am pleased to present you with changes to your compensation package, effective June 29, 2018 and detailed below.

JOB TITLE, CAREER BAND, & NEW COMPENSATION

Internal Job Title: Leader, General Counsel

Career Band: P12

Compensation and 2018 Annual Bonus target percentage:

	Current	New	Change
Annual Base Salary (effective June 29, 2018)	$300,000	$360,000	20%

Annual Bonus Target %* (effective June 29, 2018)	35%	60%	35%

Annual Target Total Cash Opportunity:	$405,000	$576,000	42%

* Above table is for illustrative purposes only. You are eligible for the discretionary annual corporate bonus plan which depends upon the Company's successful achievement of its operational goals and your overall performance against your goals. This bonus requires that you be employed in good standing on the payout date (which is generally the first week of March, in the following year). Bonus target changes after April 1 of the plan year ore adjusted to account for changes during the plan year. Your Bonus Target amount shall equal the sum of your Eligible Earnings for the period of time in role multiplied by the respective Target Bonus Percentage for each bonus-eligible role you occupied during the plan year.

We expect to provide you with a 2019 annual LTI award that has a grant face value of $600,000, which is expected to be made in March 2019. The value and form of award is subject to approval by NuVasive' s Board of Directors or its delegate and will be governed by the terms of the applicable grant agreement(s).

Also, your individual Change-in-Control Agreement (which requires a "double-trigger" of events before any respective severance benefits are payable) has been amended to reflect a severance multiple of 1.5x (versus the current 1.0x).

    Main. 858.909.18007475 Lusk Boulevard, San Diego, CA 92121Fax. 858.909.2000

I appreciate your contributions in taking NuVasive forward in 2018 and look forward to the work our team will do in helping NuVasive own the spine market. If you have any questions regarding your compensation, please don't hesitate to reach out to me or your HR representative.

Keep up the great work and let's crush it!

To an outstanding 2018,

/s/ Greg Lucier

Greg Lucier

Chairman and CEO

Please sign below indicating your understanding and acceptance of this new role and return the fully executed letter to Chris Collins. You should keep a copy of this letter for your records.

/s/ Nathaniel Sisitsky6/21/18

Nate SisitskyDate

    Main. 858.909.18007475 Lusk Boulevard, San Diego, CA 92121Fax. 858.909.2000